Exhibit 4.14
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                             DATED 10th January 2003
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                               FUTUREMEDIA PLC (1)

                              WAVEDEAN LIMITED (2)

                                    AGREEMENT

                                   relating to

                            Media House Arundel Road

                              Walberton West Sussex

                                  Thomas Eggar
         The Corn Exchange Baffins Lane Chichester West Sussex POI 91 GE
                                  Ref: CCN.130
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


AGREEMENT dated                10             January                   2003

1.       PARTICULARS

1.1      the Seller                                FUTUREMEDIA  PUBLIC LIMITED  COMPANY  (Company  Number  1616681)
                                                   whose   registered   office  is  at  Media  House  Arundel  Road
                                                   Walberton Arundel West Sussex BN18 OQP
1.2      the Buyer                                 WAVEDEAN  LIMITED  (Company  Number  4599817)  whose  registered office is at The Studio  Waterside  Halfway Bridge Petworth West
                                                   Sussex GU28 9BP
1.3      the Property                              All that property  situate and known as Media House Arundel Road
                                                   Walberton  West Sussex being the property  registered at HM Land
                                                   Registry with absolute title under title number WSX158083
1.4      First Property                            All that part of the  Property  more  particularly  shown  edged green on Plan 1 annexed hereto
1.5      Second Property                           All that remaining part of the Property not included  within the
                                                   First Property
1.6      the Purchase Price                        Seven Hundred and Fifty Thousand Pounds (GBP750,000)
1.7      First Property Price                      Three Hundred Thousand Pounds (GBP300,000)
1.8      Second Property Price                     Four Hundred and Fifty Thousand Pounds (GBP450,000)
1.9      the First Completion Date                 31st January 2003
1.10     the Second Completion Date                The date ascertained in accordance with clause 7.1
1.11     the Lease                                 a 99 year lease of car parking  spaces on the First  Property to be granted by the Buyer to the Seller  pursuant to clause 3.4 in the form annexed hereto
1.12     the Seller's Solicitors                   Messrs   Thomas  Eggar  of  The  Corn   Exchange   Baffins  Lane
                                                   Chichester West Sussex P019 I GE (reference CCN/130)
1.13     the Buyer's Solicitors :                  Messrs Downs of Constable  House Dene Street  Dorking Surrey RH4
                                                   1 BQ (reference SKIVJF)

2.    Definitions and Interpretation

      In this agreement where the context so admits:

2.1 the "First Assurance" shall mean the transfer of the First Property pursuant to this agreement and the "Second Assurance" shall mean the transfer of the Second Property

2.2 "Conducting Media" means sewers pipes drains ducts conduits gutters watercourses wires cables channels flues and other similar transmission media and installations

2.3 "Utilities" means electricity gas water sewage telephone electronic signals and other services of similar nature

2.4 the "Interest Rate" shall mean 4% above the Base Rate of Barclays Bank plc from time to time

2.5 the "Planning Acts" means the Town and Country Planning Act 1990 and all subsequent statutes containing provisions relating to Town and County Planning from time to time in force and all statutes and regulations included by virtue of Clause 2.9

2.6 Planning Agreement" means an agreement or agreements with the local planning authority or any other relevant statutory authority pursuant to
      Section 106 of the Town and Country Planning Act 1990 (as amended) and/or an agreement or agreements made pursuant to Section 278 of the Highways Act 1980 or Section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or any similar statutory provision relating to the Property and "Planning Agreements" shall be construed accordingly


                                       2
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2.7   the "Standard Conditions" shall mean the Standard Conditions of Sale
      (Third Edition)

2.8 "Pre-emption Deed" means a deed dated 8th January 1990 and made between Brains Business Development N.V (1) and Futuremedia Limited Peter Copeland and Elizabeth Ann Copeland (2) the benefit of which is held by the Seller

2.9 "VAT" means Value Added Tax or any tax of a similar nature substituted for it or in addition to it

2.10 References in this agreement to the Property shall include the Property the First Property and/or the Second Property as the case may be

2.11 The terms specified in this Clause and in the Particulars shall have the meanings specified

2.12 Where the context so admits the expressions the Seller and the Buyer shall include the personal representatives of the Seller and the Buyer and the Buyer and Seller shall include any successor in title of them

2.13 References to any statute or section of any statute shall include a reference to any statutory amendment modification or re-enactment of the statute or section of the statute for the time being in force and to every instrument order direction regulation bye-law permission licence consent condition scheme or other such matter made thereunder or pursuant to the statute or section of the statute

2.14 Words importing the singular shall include the plural and vice versa and words importing one gender shall include all other genders

2.15 Where any party comprises more than one person the obligations and liabilities of that party under this agreement shall be joint and several obligations and liabilities of those persons

2.16 The clause headings do not form part of this agreement and shall not affect its construction or interpretation

2.17     (a)      Where there is a conflict  between the Standard  Conditions and this  agreement,  this agreement prevails

         (b) Where the context so admits terms used or defined in this agreement have the same meaning when used in the Standard Conditions


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3.    Agreement for Sale and Purchase

3.1 Subject to the following provisions of this agreement the Seller shall sell and the Buyer shall purchase the Property at the Purchase Price

3.2 On completion of the Second Property the Seller shall execute an assignment to the Buyer of the benefit of the Pre-emption Agreement

3.3 The First Property is sold together with the rights set out in the First Schedule and subject to the exceptions and reservations out of the First Property for the benefit of the Second Property set out in the Second Schedule

3.4 On completion of the sale and purchase of the First Property the Buyer will grant the Lease to the Seller and the Seller will accept the Lease and execute a counterpart thereof

4.    Standard Conditions of Sale

      The Standard Conditions are incorporated insofar as the same are applicable to a sale by private treaty and are not varied by or inconsistent with the provisions hereof but with the following variations and additions:

4.1   The "contract rate" shall be the Interest Rate

4.2   In Condition 1.1.1(c) the word "or" shall be substituted for the word
      "and"

4.3 In Condition 1.1.1(n) the words "and such working day shall expire at 5.30 pm" shall be added

4.4 In Conditions 1.3.6(a) and 1.3.6(b) the words "unless returned undelivered" shall be added after the word "posting"

4.5 In Condition 2.2.1 there shall be added the following "or by CHAPS or other direct transfer (as requested or agreed by the Seller's Solicitor) to a bank account nominated by the Seller's Solicitor"

4.6   In Condition 3.1.2(c) the words "and could not" shall be deleted

4.7 In Condition 3.1.2(d) the word "those" shall be deleted and the following shall be substituted "mortgages and charges protected by such entries in registers"


                                       4
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4.8   In Condition 3.1.3 after the word "requirement" the words "which he learns about" shall be added

4.9   Conditions 4.3.2 and 4.5.2 shall be deleted

4.10 Condition 5.2.2(e) shall be deleted and at the end of Condition 5.2.2(f) there shall be added "and is to comply with all statutory obligations relating to the property"

4.11  Condition 5.2.3 shall be deleted

4.12 Condition 5.2.7 shall be deleted and the following words substituted "The Buyer waives the right to raise (further) requisitions save in respect of usual pre completion searches"

4.13 In Condition 6.3.2 the words "or the Seller exercises his option in Condition 7.3.4" shall be deleted and the following substituted "or the Buyer holds the property as tenant of the Seller or the Seller is entitled to compensation under Conditions 7.3"

4.14  In Condition 6.4(b) the words "or allowed" shall be deleted

4.15  In Condition 6.7 the words "legal tender" shall be deleted

4.16 In Condition 6.8.2(b) the following shall be added at the end "or if the Seller supplies evidence to the Buyer that the property will be otherwise released from all mortgages on completion"

4.17 In Condition 6.8.3 the following shall be added at the end "on completion the party on whom a notice to complete was served shall pay to the other party its reasonable legal costs incurred in connection with the service of the notice together with disbursements and value added tax"

4.18 In Condition 7.1.1 the words "in the negotiations leading to it" shall be deleted and the following substituted "any written statement made by or on behalf of the Seller to the Buyer or his agents or advisers in answer to formal preliminary enquiries before the date of the contract"

4.19  Condition 7.3.4 shall be deleted and the following substituted:

        "7.3.4    In the event of compensation being payable under Condition
                  7.3.1 the Seller shall be entitled to the income of the property as well as compensation at the Interest Rate"


                                       5
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4.20  For the purposes of the Standard Conditions any reference to "completion"
      or "completion date" shall refer to the First Completion Date or the Second Completion Date as the case may be

5.    Deposit

5.1 The Buyer shall on or before the date of this agreement pay a deposit of GBP100,000 of the Purchase Price to the Seller's Solicitors as stakeholder by means of direct bank telephone transfer bankers draft or a cheque drawn on a solicitors client account. Interest on the deposit shall belong to the Seller in any event

5.2 If the deposit shall be less than 10% of the Purchase Price then notwithstanding the payment of a lesser amount as the deposit the balance of the sum equal to 10% of the Purchase Price shall at all times remain due to the Seller and in the event of a rescission or failure to complete through no fault of the Seller such balance shall be immediately recoverable by the Seller from the Buyer as a condition of the Contract and without prejudice to any other remedies available to the Seller

5.3 In the event of the Buyer failing to complete the purchase of the First Property in accordance with the terms of this agreement then if this agreement is rescinded by the Seller prior to the Second Completion Date the maximum amount of the Deposit which the Seller can forfeit shall be GBP37,500

6.    VAT

6.1 All sums payable under this agreement (including the Purchase Price) are deemed to be exclusive of VAT

6.2 The Buyer shall pay in addition to any other monies or other consideration due pursuant to this agreement at the respective times when the monies or other consideration are due such VAT as shall be chargeable in respect of such

6.3 The Seller warrants that it has not made any election to charge VAT on the Property and will not do so prior to completion of the sale of the Property and VAT shall not be charged on the Purchase Price unless a change in legislation prior to completion imposes an obligation on the Seller to charge VAT


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7.    Completion

7.1.1 Completion of the sale and purchase of the First Property shall take place on the First Completion Date

7.1.2 Completion of the sale and purchase of the Second Property shall take place on the Second Completion Date

7.2.1 The Second Completion Date shall be the earlier of:

      (a)   13th June 2003 and

      (b) 10 days after the Seller serves written notice on the Buyer requiring completion to take place

7.3.1 On completion of the sale and purchase of the First Property the Buyer shall pay to the Seller the full amount of the First Purchase Price

7.3.2 On completion of the sale and purchase of the Second Property the Buyer shall pay to the Seller the balance of the Second Purchase Price after deduction of the deposit referred to in clause 5.1

7.4 On completion of the sale and purchase of the Second Property the Seller will assign to the Buyer with full title guarantee the Lease

7.5 Completion of the sale and purchase of both the First Property and the Second Property respectively shall take place at the offices of the Seller's Solicitors or such other place as they may reasonably direct and in any event the Seller's Solicitors shall be notified in writing or by telephone by the Buyer's Solicitors immediately any telegraphic transfer is put in hand

7.6 On completion of the First Property and the Second Property the Seller shall procure and deliver to the Buyer a Deed of Release (insofar as may be appropriate) and letter of non-crystallisation in respect of any debenture registered against the Company at Companies House in particular the Debenture dated 15th August 2002 in favour of HSBC Bank plc

7.7 If at their absolute discretion the Seller's Solicitors shall agree to effect completion by post then the Law Society's Code for Completion by Post (1984 Edition) (the "Code") shall apply and the Seller's Solicitors shall not be obliged to verify what funds have been received by their bankers unless and until they are in receipt of a telephone call or fax letter from the Buyer's Solicitors naming their bankers and simultaneously confirming that the full amount due on completion is already in transit


                                       7
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7.8   If for any reason other than the wilful default of the Seller completion does not take place on the Completion Date the Buyer shall pay to the Seller's Solicitors the cost of recalculating the completion figures and of serving any notice to complete and of all additional correspondence incurred such costs being not less than One Hundred Pounds (GBP100) plus VAT in any event

7.9 For the avoidance of doubt the rights of the Seller under Standard Condition 7.5 shall arise if the Buyer fails to complete the purchase of the First Property but without prejudice to the rights of the Seller under this agreement in relation to completion of the Second Property

8.    Capacity

8.1 The First Assurance and Second Assurance shall state that the Seller sells with full title guarantee

8.2 The First Assurance and Second Assurance are to have effect as if the dispositions are expressly made subject to all matters to which the Property is sold subject under the provisions of this agreement which are deemed to be particular matters for the purposes of Section 6(1) Law of Property (Miscellaneous Provisions) Act 1994

9. The Property is sold with vacant possession on completion save only that part of the First Property to be the subject of the Lease

10.   Matters to which the Property is Sold


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      The Property is sold subject to: -

10.1 Any matter or thing registered or capable of registration in the local land charges register whether or not actually so registered

10.2 All notices served and orders proposals schemes demands or requirements made by any local public or other competent authority whether before or after the date of this agreement without any obligation on the Seller to disclose the same

10.3 All actual or proposed charges notices orders restrictions agreements conditions contraventions or other matters arising under enactments relating to the Planning Acts and Town and Country Planning

10.4 All easements and quasi easements rights of way watercourses wayleaves rights or similar matters whether or not apparent on inspection without prejudice to the Seller's duty to disclose all easements rights and liabilities known to the Seller other than the existence of those known to the Buyer or which a prudent purchaser would have discovered

10.5 All sewage water and road charges drainage rates and other outgoings as may now affect or be charged upon the Property

11.   Title

      Title to the Property is registered at H M Land Registry with absolute title under title number WSX158083 and title has been deduced in accordance with Section 110 of the Land Registration Act 1925 save that the copies of the entries on the Register the filed plan and any documents referred to shall be office copies

12.   Incumbrances

12.1 The Property is sold subject to and (where appropriate) with the benefit of the matters contained or referred to in the registers of the above mentioned title number that are disclosed in office copies dated 18th December 2002 save for any charges of a financial nature

12.2 The Buyer's Solicitors having been supplied with copies of the matters contained or referred to in the registers as at 18th December 2002 prior to the date of this agreement the Buyer shall be deemed to purchase with full knowledge and notice of the same and shall not make any objection or raise any requisition in relation to them save in respect of any disclosed by pre-completion searches or any charges of a financial nature


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12.3  The Property is sold subject to any overriding interests

13.   Indemnity

      The First Assurance and the Second Assurance shall both contain a covenant that the Buyer and the persons deriving title under the Buyer will observe and perform the covenants stipulations and provisions contained or referred to in entry numbers 1, 2 and 3 of charges the registers of the above mentioned title number and will indemnify and keep the Seller and its successors in title and estates and effects fully and effectually indemnified against all actions charges costs claims and demands arising out of any breach non-observance or non-performance of those covenants stipulations and provisions

14.   Insurance

14.1 The Seller shall maintain insurance of the Property until completion of the First Property and of the Second Property until the Second Completion
      Date:

14.1.1 with reputable insurers

14.1.2 in a sum sufficient to cover full rebuilding site clearance shorting up professional fees and Value Added Tax

14.1.3 against fire lightning explosion earthquake landslip riot civil commotion aircraft aerial devices storm flood water theft impact by vehicles and damage by malicious persons

14.1.4 so far as cover is available at the normal insurance rates for the locality and subject reasonable excesses and exclusions and

14.1.5 request the insurer that the interest of the Buyer is noted on the policy and

14.1.6 if so requested by the Buyer produce to the Buyer on demand evidence from the insurer that the policy is in force in compliance with this clause


                                       10
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15.   New Covenants

      The Buyer shall in the First Assurance covenant with the Seller to the intent that the burden of the covenants will run with and bind the First Property and every part of it and that the benefit of the covenants will be annexed to and run with the Second Property and every part of it to observe and perform the restrictions and stipulations set out in the Third Schedule

16.   Notices

16.1 A notice or document shall be in writing and may be validly served if given or delivered to the Buyer's Solicitors or the Seller's Solicitors for the time being

16.2 Any notice required to be given is to be treated as properly given or served if compliance is made with the provisions of Section 196 of the Law of Property Act 1925 (as amended by the Recorded Delivery Service Act
      1962) save that the parties hereto agree that service by way of facsimile letter shall be deemed valid service on the day of transmission if sent to the other party's Solicitors for the time being before 4 pm on any working day (as defined in the Standard Conditions) the sending party having evidence that the facsimile was transmitted before 4 pm

17.   No Implied Rights

      Save as otherwise expressly provided in this agreement the sale of the First Property does not include and the First Assurance shall not contain nor shall there by conferred on the Buyer by implication of law or otherwise any easement right or privilege of any kind in respect of the Second Property or any part of it and neither Section 62 of the Law of Property Act 1925 nor the rule of implied grant known as the rule in Wheeldon v. Burrows nor any other rule of similar effect shall apply so as to create or transfer, to the Buyer any such easement right or privilege. The First Assurance shall contain a declaration to the effect provided in this clause

18.   Condition of Property

      The Buyer admits that it has inspected the Property and purchases it with full knowledge of its actual state and condition and shall take the Property as it stands 19.

19.   Representations

      For the purposes of the Misrepresentation Act 1967 and generally the Buyer acknowledges he has inspected the Property and purchases it with full knowledge of its state and condition and the Buyer now admits that he enters into this agreement as a result of his own inspection and that save as to such written statements of the Seller's Solicitors made to any written enquiries made by the Buyer's Solicitors prior to the making of this agreement which are incapable of independent verification by inspection of the Property search or enquiry of any Local or other Public Authority (irrespective of whether or not any such inspection of the Property or search or enquiry has been made) the Buyer has not entered into this agreement in reliance wholly or partly on any statement or representation made to the Buyer by the Seller the Seller's agents or the Seller's Solicitors and no such statement or representation shall form part of this agreement


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20.   Description of Property

      The Property is believed to be and shall be taken as correctly described and any error mis-statement or omission found in these conditions or in any statement or preliminary answer made by or on behalf of the Seller concerning the Property shall not annul the sale or entitle the Buyer to be discharged from the purchase nor save where the mis-statement error or omission relates to a material matter affecting the description or the value of the Property shall any damages be payable or compensation allowed to the Buyer

21.   Title Descriptions

21.1 The Seller shall not be required to define the exact boundaries or the ownership of the fences ditches hedges or walls bounding the Property nor shall the Seller be required to furnish any evidence as to the identity of the present with any former descriptions of the Property or any part thereof beyond the evidence (if any) which may be afforded by the documents of title themselves and the Buyer shall notwithstanding any discrepancies variations in names quantities measurements boundaries abuttals or any differences between different editions of the Ordnance Survey or otherwise admit to the identity of the Property with that comprised in the documents of title upon the evidence afforded by a comparison of the description herein and the said documents and plans thereto

21.2 The Seller shall not be required to reconcile different descriptions (if any) of any part of the Property nor in particular to identify any part or parts of the Property with any part or parts of the land comprised in any of the documents of title


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21.3  In so far as Memoranda are endorsed upon any documents of title evidencing the conveyance of land being former parts of the Property respectively comprised therein the Seller shall not be under any liability to define the land so conveyed or to provide any information whatsoever concerning the contents of the conveyances the subject of such Memoranda

21.4 The Agents sale particulars do not form part of this agreement and any measurements and the description of the Property therein are not warranted by the Seller as accurate

22.   Alienation

      This agreement is personal to the Buyer and shall not be capable of assignment but the Seller may be required to convey or transfer the First Property and/or the Second Property to a person or persons other than to the Buyer

23.   Non Merger

      The provisions of this agreement shall not merge on completion of the Assurance of the Property so far as they remain to be performed

24.   Third Parties

      Except as may be expressly provided in this agreement a person who is a party to this agreement will not have rights under or in connection with or by virtue of the Contracts (Rights of Third Parties) Act 1999

25.   Variation

      This agreement constitutes the entire Contract between the parties and may only be varied or modified (whether by way of collateral contract or otherwise) in writing under the hands of the parties or their respective Solicitors

26.   Pending completion

      26.1 The Seller shall not carry out any development on the Property or any part

26.2 The Seller shall not object to any planning application submitted by the Buyer for any development of the Property or any part thereof provided that the Buyer shall not implement any planning consent or consents on the First Property until completion of the sale and purchase of the First Property and shall not implement any planning consent or consents on the Second Property until completion of the sale and purchase of the Second Property. If prior to completion of the sale and purchase of the Second Property the Buyer shall wish to implement any planning consent on the First Property which relates to or includes the Second Property the Buyer shall before such implementation use all reasonable endeavours to procure a letter from the planning authority confirming that the partial implementation of the planning consent will not prejudice the continuing use of the Second Property for its existing purposes in the event of the Buyer failing to complete the purchase of the Second Property


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

26.3 The Buyer may submit any planning application for the construction of conservatories garaging and ancillary stabling on the First Property and/or the Second Property but shall not implement any planning consent or consents arising therefore until after completion of the sale and purchase of the Second Property

26.4 The Seller shall not assign or underlet or part with possession of the premises demised by the Lease or any part thereof

27.   Access

      The Buyer shall be permitted access during normal business hours to the garden and open areas of the Property as from the date of this agreement for the purpose of undertaking gardening work Provided Always that:

      (a) the Buyer shall not remove any cultivated plants trees or shrubs without the Seller's prior consent and

      (b) the access granted hereby may be terminated by the Seller at any time on notice in writing

AS WITNESS the hands of the parties hereto the day and year first before written

                               THE FIRST SCHEDULE

                                     Rights

Conduits

1. The right to the free and uninterrupted passage and running of Utilities from and to the First Property in and through the Conducting Media which now are in or on the Second Property

Access

2. The right of way at any time and with or without vehicles over and along the access road shown cross hatched black on plan 1 subject to the Buyer paying a fair proportion of the cost of the maintenance and upkeep of such access road from time to time

Support Light Shelter

3. The rights of support shelter now or hereafter belonging to or enjoyed by the First Property

                              THE SECOND SCHEDULE

                                 Rights Reserved

Conduits
1. The right to the free and uninterrupted passage and running of Utilities from and to the Second Property in and through the Conducting Media which now are or may hereafter during the Term be in or on the First Property

Construction
2. The right to construct and to maintain in or on the First Property at any time during the period of 80 years from the date hereof (which shall be the "perpetuity period" applicable) any Conducting Media or Utilities for the benefit of the Second Property provided that in exercising such right the Transferor shall cause as little interference as possible to the Transferees beneficial enjoyment of the Property and shall make good any damage caused


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

Access
3.1 The right at any time upon reasonable notice except in cases of emergency to enter the First Property to inspect cleanse connect lay repair remove relay replace with others alter or execute any works whatever to or in connection with the Conducting Media or the Utilities referred to in paragraphs 1 and 2 of this Schedule provided that in exercising such right the Transferor shall cause as little interference as possible to the Transferees beneficial enjoyment of the Property and shall make good any damage caused

Scaffolding
4. The right to erect scaffolding for the purpose of repairing or cleansing any buildings on the Second Property notwithstanding that such scaffolding may temporarily restrict the access to or enjoyment and use of the First Property provided that such scaffolding shall be removed as soon as practicable

Support Light Shelter
5. The rights of light air shelter and all other easements and rights now or hereafter belonging to or enjoyed by the Second Property

Light
6.    Full right and liberty hereafter:

      (a) to alter raise the height of or re-build any building on the Second Property (b) to erect any new buildings of any height on the Second Property in such manner as it shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of or access to the First Property or the passage of light and air to the First Property


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

                               THE THIRD SCHEDULE

                                    Covenants

1 Not to carry on or permit to be carried on on the First Property any act or omission which shall be or cause a nuisance or annoyance to the Seller and its successors in title of the Second Property

2. Not to use the First Property other than as offices or for private residential purposes

3. Not to obstruct or cause or permit the obstruction of the access road referred to in clause 2 of the First Schedule

SIGNED by Stephen Keino                                       /s/ Stephen Keino

Done with understanding for and
on behalf of the Buyer


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

SIGNED on behalf of the Seller                                /s/ David Bailey

SIGNED by the Buyer


                                       18